Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD REPORTS FOURTH QUARTER RESULTS

Revenues Increase 12.6%

Records Net Income of $0.03 per share

Positioned as industry leader with leading assets, solid management team, strong financial resources

ELMWOOD PARK, NJ (March 4, 2004) — WebMD Corporation (NASDAQ: HLTH) today announced financial results for the quarter and year ended December 31, 2003.

Key Financial Highlights
Revenue for the fourth quarter was $258.4 million compared to $229.5 million a year ago, an increase of 12.6%. Income before taxes, non-cash, restructuring and other items for the fourth quarter was $30.4 million or $0.09 per share compared to $35.4 million or $0.12 per share a year ago. Income from continuing operations for the fourth quarter was $10.5 million or $0.03 per share compared to a loss from continuing operations of ($3.6) million or ($0.01) per share a year ago. Net income for the fourth quarter was $10.5 million or $0.03 per share compared to a net loss of ($2.4) million or ($0.01) per share a year ago.

Revenue for the year ended December 31, 2003 was $964.0 million compared to $871.7 million a year ago, an increase of 10.6%. Income before taxes, non-cash, restructuring and other items for the year ended December 31, 2003 was $118.0 million or $0.36 per share compared to $97.1 million or $0.32 per share a year ago. Income from continuing operations for the year ended December 31, 2003 was $16.6 million or $0.05 per share compared to a loss from continuing operations of ($53.1) million or ($0.17) per share a year ago. Net loss for the year ended December 31, 2003 was ($17.0) million or ($0.05) per share compared to ($49.7) million or ($0.16) per share a year ago.

As of December 31, 2003, WebMD had $722 million in cash and short and long-term marketable debt securities.

Roger C. Holstein, CEO of WebMD, stated, “Each of our businesses performed in line with expectations in the fourth quarter and we continue to make progress in a challenging environment. I believe strongly in our vision and in our strategic plan. WebMD is emerging as the primary source of health information; the acquisitions of ABF and Medifax have begun to transform our clearinghouse; and our new products for physicians have been well received. Although our plan is not without its execution challenges, I feel confident that with our capable management team and significant financial resources that we will achieve our goals.”

Segment Operating Results

WebMD Envoy revenues were $140.2 million for the fourth quarter, an increase of 20.2% from last year, primarily related to the acquisition of Advanced Business Fulfillment. Income before taxes, non-cash, restructuring and other items was $26.1 million, an increase of 4.1% from prior year. The reduction in operating margins is primarily the result of our continued investment to help our payer and provider customers comply with their HIPAA obligations.

WebMD Practice Services revenues were $78.3 million for the fourth quarter, an increase of 8.0% from prior year, driven by continued strong sales of the Company’s Network Services products. Income before taxes, non-cash, restructuring and other items was $4.6 million, a decrease of approximately 35% from prior year, reflecting the increased investment associated with HIPAA, installation of the Company’s Network Services solutions and lower margins on new systems sales.

WebMD Health revenues were $30.8 million for the fourth quarter, an increase of 5.0% from the prior year, driven by continued demand for pharmaceutical, medical device and employer-sponsored programs. Income before taxes, non-cash, restructuring and other items was $6.0 million, a decrease of 34.0% from prior year, primarily reflecting the additional $1.9 million of membership acquisition costs associated with the purchase of certain portal resources of Physicians’ Online, LLC.

Porex revenues were $16.9 million for the fourth quarter, an increase of $0.7 million from prior year. Income before taxes, non-cash, restructuring and other items was $4.7 million, an increase of 7.1% from prior year. These results do not include the revenues or earnings from the subsidiaries of Porex that were divested on August 1, 2003.

Financial Guidance
WebMD today also announced updated financial guidance for 2004. Revenues for 2004 are expected to be between $1.145 billion and $1.175 billion, an increase of approximately 19% to 22% over 2003. Income before taxes, non-cash, restructuring and other items is expected to be between $150 and $158 million, an increase of approximately 27% to 34% over 2003. Net income is expected to be between $54 and $60 million, compared to a net loss of ($17.0) million or ($0.05) per share in 2003. This financial guidance does not include any expenses related to the previously announced government investigation.

Recent Events
After year end, WebMD Health signed an agreement with Fidelity Employer Services Company (FESCo), a subsidiary of Fidelity Investments. FESCo provides benefits and human resources administration, workforce effectiveness, payroll solutions and stock plan services to 16.7 million employees in the U.S as of January 31, 2004. The long-term agreement provides for FESCo to integrate WebMD’s flagship employer product, Personal Health Manager, into the services it provides to clients. Personal Health Manager helps employees make informed benefit, provider and treatment decisions and allows employers to better manage their administrative costs of providing the benefit, while improving the quality of care for employees and their family members. In addition, WebMD’s Personal Health Manager service will be rolled out to the Fidelity employee base. Financial benefits will largely begin in 2005.

Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on March 4, 2004. The call can be accessed at www.webmd.com (in the About WebMD section).

ABOUT WEBMD
WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of physician practice management software and related services. WebMD Envoy is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: income before taxes, non-cash, restructuring and other items; and related per share amounts. WebMD believes that those non-GAAP measures, and changes in those measures, are meaningful indicators of WebMD’s performance and provide additional information that WebMD management finds useful in evaluating such performance and in planning for future periods. Accordingly, WebMD believes that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. WebMD is filing a Current Report on Form 8-K today containing this press release. Exhibit 99.3 to that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.

-Tables Follow-